FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[X] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

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1.   Name and Address of Reporting Person*

    Cunningham              Bonnie               J.
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   (Last)                           (First)             (Middle)

    6746 Wild Cherry Drive
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                                    (Street)

    Coopersburg             Pennsylvania    18036
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   (City)                           (State)              (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

      Delta Mutual Inc.
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3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

      ###-##-####
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4.   Statement for Month/Year

     April, 2001
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                                     [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Secretary , Treasurer
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7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
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




=======================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
==============================================================================

----------------- ------------- -------- ----------- ----- ---------- ----------- --------- -----------
       1.              2.         3.         4.                           5.         6.         7.
                                Trans-   Securities                   Amount      Owner-
                                action   Acquired                     of          ship
                                 Code       (A)                       Securities  Form:
                                (Instr.  or                           Benefic
                                                                       ially      Direct    Nature of
                  Transaction     8)     Disposed                     Owned at    (D) or     Indirect
                      Date      (Code    of (D)      (A)              End of      Indirect  Beneficial
                  (Month/Day/     V)     (Instr.     or                 Month     (I)       Ownership
    Title of         Year)               3, 4 and    (D)     Price    (Instr. 3   (Instr.4) (Instr. 4)
    Security                             5) Amount                      and 4)
   (Instr. 3)
----------------- ------------- -------- ----------- ----- ---------- ----------- --------- -----------
----------------- ------------- -------- ----------- ----- ---------- ----------- --------- -----------
  Common Stock      04/20/01       S      150,000     D    $.2675/ps      0          D         N/A
----------------- ------------- -------- ----------- ----- ---------- ----------- --------- -----------
----------------- ------------- -------- ----------- ----- ---------- ----------- --------- -----------

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




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


FORM 4 (continued)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
---------- -------- ------- ------- ------- ----- -------- ------ -------- -------- -------- --------- ------- --------
   1.        2.       3.      4.      5.            6.              7.                8.        9.      10.      11.
                                    Number
                                    Of            Date
                                    Deriva-       Exercis-                                             Owner-
                                    Tive          able and        Title and                            ship
                                    Secur-        Expira-         Amount                     Number    Form of
                                    Ities         tion            of                         of Deriva-Deriva-
                            Trans-  Acquir-       Date            Under-                     tive      tive    Nature
           Conver-  Trans-  action  ed (A)        (Month/         lying                      SecuritiesSecurityof In-
           Sion of  action  Code    or            Day/            Securit-                   Benefic-  Direct  direct
Title of   Exercise Date    (Instr. Dispos-       Year)           ies               Price of ially     (D) or  Benefic-
Deriv-     Price of (Month/  8)     ed of                         (Instr.           Deriva-  Owned At  Indirectial
Ative      Deriva-  Day/            (D)           Date     Expir- 3 and 4)          tive     End of    (I)     Owner-
Security   tive     Year)   Code    (Instr.  (A)  Exercis- ation                    Security Month     (Instr. ship
(Instr. 3) Security          V      3,4,5)   (D)  able     Date   Title    Amount   (Instr 5)(Instr 4)  4)     (Instr 4)
---------- -------- ------- ------- ------- ----- -------- ------ -------- -------- -------- --------- ------- --------
---------- -------- ------- ------- ------- ----- -------- ------ -------- -------- -------- --------- ------- --------
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---------- -------- ------- ------- ------- ----- -------- ------ -------- -------- -------- --------- ------- --------



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Explanation of Responses:

By /s/     Bonnie J. Cunningham                             May 2, 2001
   ---------------------------------------------            ------------------
      **Signature of Reporting Person                             Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.